Filed pursuant to Rule 424(b)(3)

Registration No. 333-240331

Sticker Supplement No. 1

(To Prospectus dated September 29, 2020)

The9 Limited

This sticker supplement No. 1 supplements and amends our prospectus dated September 29, 2020, or the Prospectus. You should read this sticker supplement No. 1 in conjunction with the Prospectus since the information contained herein supplements and amends the information contained in the Prospectus. Capitalized terms contained in this sticker supplement No. 1 have the same meanings as in the Prospectus unless otherwise stated herein. The purpose of this sticker supplement is to disclose a recent corporate event of our company.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This sticker supplement is part of the Prospectus and either it or its content must accompany the Prospectus to satisfy the Prospectus delivery requirements under the Securities Act of 1933.

The date of this sticker supplement is October 20, 2020

EXPLANATION NOTE

The9 Limited has prepared this prospectus sticker supplement to disclose a recent corporate event of our company. Other than the disclosures set forth below, this prospectus sticker supplement does not supplement or amend the Prospectus in any way.

RECENT DEVELOPMENT

The following information supplements and amends the Prospectus wherever applicable, including, but not limited to, the cover page of the Prospectus and the following sections: “Prospectus Summary—Recent Developments,” “Prospectus Summary—Conventions that Apply to this Prospectus,” “Prospectus Summary—The Offering,” “Risk Factors—Risks Relating to our ADSs, Warrants and this Offering,” “Corporate History and Structure,” “Description of American Depositary Shares and Warrants—American Depositary Shares” and “Description of American Depositary Shares and Warrants—Warrants to be Issued as Part of This Offering.”

Effective October 19, 2020, we effected a change of the ratio of the ADS to our Class A ordinary shares from one ADS representing three Class A ordinary shares to one ADS representing thirty Class A ordinary shares. The change in the ratio of the ADS to our Class A ordinary shares had no impact on our underlying Class A ordinary shares, and no Class A ordinary shares were issued or cancelled in connection with the change in the ratio of the ADS to our Class A ordinary shares. As a result of such ADS ratio change, the exercise rate and the exercise price of the Warrants were adjusted from each Warrant representing the right of the holders thereof to purchase one ADS at an exercise price of US$0.37 per ADS, each ADS originally representing three Class A ordinary shares, to each Warrant representing the right of the holders thereof to purchase 0.1 ADS at an exercise price of US$3.7 per ADS, each ADS representing thirty Class A ordinary shares, effective at the closing of business on October 19, 2020.

2